October 27, 2016

Ensco plc
London, England

Re: Registration Statements on Form S-8 (Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294 and 333-211588) and Form S-3 (No. 333-201532)
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 27, 2016 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Houston, Texas